Exhibit 10.5

01 May 2025

Mr. Harald Braun

4664 Cocoplum Way

Delray Beach, FL 33445

Re:	Your Employment Terms

Dear Harald:

Guident, Corp. (the “Company”) is very pleased to offer you employment on the terms and conditions in this employment letter agreement (the “Agreement”).

1. Position.

(a) Title; Supervision. Your title will be Executive Chairman and Chief Executive Officer (CEO). You will have such responsibilities as are consistent with your position and reasonably assigned to you by the Company from time to time.

(b) Exempt Status. Your position will be full-time, and the start date will be effective as of the above date (the “Start Date). Because your position is classified as exempt from the overtime pay requirements imposed by state and federal law, you will not be eligible for overtime pay for hours over 40 worked in a workweek. Your salary will not fluctuate according to the quantity of work performed. You will work from the Company’s designated offices or such other location acceptable to the Company, subject to reasonable business travel elsewhere.

(c) Standard Hours. The Company’s standard office hours are 8:30 to 5:30 pm daily. As a professional employee, you agree to work whatever hours are required to perform your job responsibilities.

(d) Work Location. 4950 Communication Ave, Suite 150, Boca Raton, 33485 FL, USA, or other locations as Guident may designate from time to time.

2. Compensation & Benefits.

(a) Salary. You will be paid a base salary of $132,000.00 (One Hundred Thirty-Two Thousand Dollars) (current salary) per year, less applicable payroll deductions and withholdings, paid monthly on the Company’s ordinary payroll cycle. Your base salary shall be subject to applicable withholdings and other deductions as may be required by law. Upon the successful completion of an initial public offering (IPO) of Guident, the Company shall pay you a one-time bonus in an amount equal to $5,000.00 (Five Thousand Dollars) multiplied by the number of full months elapsed from the effective date of this agreement to the month in which the IPO occurs. Such a bonus shall be paid within thirty (30) days following the successful completion of the IPO.

(b) Salary Increase. Upon the successful completion of an initial public offering (IPO) of Guident, anticipated to occur during the third quarter of 2025, your base salary shall, effective as of the date of such IPO, be immediately increased to $250,000.00 (Two Hundred Fifty Thousand Dollars). This salary adjustment is expressly contingent upon and concomitant with the consummation of the IPO.

(c) Bonus/Upward Salary Adjustment. Additionally, the Company (REMCO) may upwardly adjust your base salary and/or provide you with a bonus at any time post IPO in its sole and absolute discretion. Such adjustment will be based on your performance and/or the Company’s performance, as determined in the sole and absolute discretion of the REMCO or the Company.

(d) Expenses. You will be reimbursed for all reasonable and documented business expenses you incur in performing your duties.

(e) Health Insurance and Benefits Program. The Company currently does not offer any health or medical insurance and 401k participation or other fringe benefit plans. The Employee agrees to provide for her own medical, dental, and vision expenses, including payment of any health insurance premiums, and agrees to hold harmless and indemnify the Company for any and all claims arising out of any injury or disability. If the Company does put in place a medical insurance program, you will be eligible to participate in the program. You shall be eligible to participate in all benefit plans offered by the Company, subject to the terms and conditions of such plans. Such benefit plan participation will be initiated immediately upon the successful completion of an initial public offering (IPO) of Guident.

(f)	Taxes.

(i) Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(ii) Code Section 409A. The payments described in this Agreement are intended either to comply with the requirements of Code Section 409A, to the extent they are subject to Code Section 409A, or to be exempt from such requirements, regulations and guidance (where an exemption is available), and will be construed accordingly. Notwithstanding any other provision of this Agreement, the Parties agree that the Company has the right, to the extent the Company deems necessary or advisable, in its sole discretion, to unilaterally amend this Agreement to ensure that the payments hereunder comply with Section 409A. The Company is not responsible for, and makes no representation or warranty whatsoever in connection with the tax treatment hereunder, and the Executive should consult his own tax advisor, including without limitation the applicability of Code Section 409A as to the tax effect of amounts payable to the Executive under this Agreement. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you in connection with this Agreement (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

(g) Paid Time off and Holidays. You will be eligible to accrue paid time off (“PTO”) and will be eligible for Company paid holidays, consistent with the Company’s PTO and holiday policies applicable to other similarly-situated full -time employees. Currently, PTO for full-time employees accrues at the rate of 15 days per year. No PTO time shall accrue beyond 1.75 times your annual accrual amount. Any accrued but unused PTO will carry over from one calendar year to the next, subject to the previously-noted accrual cap, and the Company shall pay all accrued but unused PTO upon your termination of employment, regardless of the reason for such termination.

(h) Other Benefits. You will be eligible for certain minimum benefits required by law, such as workers’ compensation, unemployment, and Social Security.

3. Confidential Information. As an employee of the Company, you will be expected to abide by the Company’s rules and policies, and to sign and comply with the Employee Proprietary Information Agreement attached hereto as Exhibit A, if you have not already done so. In your continued work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or another person to whom you have an obligation of confidentiality. You represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

4. Conflicts. While this Agreement is in effect, you must not undertake or engage in any consulting, employment, or business enterprise for other parties that is competitive to the business of the Company or otherwise in conflict with your obligations under this Agreement or Exhibit A, without prior written approval by the Company. However, the employee may serve as a director or board member for any non-competitive company while this agreement is in effect. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other obligations that would prohibit you from performing your duties for the Company.

5. Term. Your employment term will be for three years. 90 days before the end of the term parties may decide to extend the term and consideration for subsequent periods as the parties may mutually agree upon.

6. Dispute Resolution.

(a) Arbitration. You and the Company agree that any and all disputes, claims, or demands in any way arising from or relating to this Agreement, our employment relationship, or the termination of your employment, including statutory claims other than claims for workers’ compensation benefits or unemployment insurance benefits, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in New York conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then-applicable JAMS rules and procedures governing employment duties, as they appear at www.jamsadr.com. The parties acknowledge that, by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of all disputes arising under this Agreement and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. The parties agree that the arbitration shall be kept strictly confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond JAMS, the parties, their counsel, their experts, accountants and auditors, insurers and re-insurers, and any person necessary to the conduct of the proceeding; provided, however, that these confidentiality obligations shall not apply (i) if disclosure is required by law or standard corporate reporting requirements, or (ii) as far as disclosure is necessary to enforce rights arising from an arbitration award. Nothing herein shall prevent any party from seeking injunctive relief in court or arbitration to prevent irreparable harm pending the conclusion of any arbitration proceeding.

(b) Exclusions. If this dispute resolution provision conflicts with or differs from any dispute resolution procedures that may be applicable to you under any other document or agreement, the terms of this Agreement shall govern; provided, however, that, if you subsequently acquire equity in the Company or in any affiliated entity and a dispute arises with respect to that equity interest only, the dispute shall be governed by the dispute resolution procedures set forth in the charter document and admission agreement applicable to the interest, rather than this Agreement.

7. General. This Agreement, together with the Employee Proprietary Information Agreement, forms the complete and exclusive statement of the terms of your employment agreement with the Company. With the exception of prior share or option equity grants provided to you or companies you control, by the Company, the terms of this Agreement supersede any and all other agreements, promises or representations made to you by anyone about your employment, whether written, oral, implied or otherwise. This Agreement cannot be changed except in a written agreement signed by you and the Company, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, equity incentive plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships. This Agreement will be governed by and construed according to the laws of the State of Florida without regard for conflicts of laws principles, except for the provisions related to arbitration, which shall be governed solely by the Federal Arbitration Act. If any provision of this Agreement is held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this Agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law.

* * * * *

You may indicate your agreement with the terms of employment in this Agreement and the enclosed Employee Proprietary Information Agreement attached hereto by signing and dating the enclosed duplicate original of both documents and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Sincerely,

Guident Corp.

By:	/s/ Konrad Dabrowski
Konrad Dabrowski, CFO

I have read and accept this offer of employment.

Harald Braun

/s/ Harald Braun	Date:	May 1, 2025

Exhibit A

EMPLOYEE PROPRIETARY INFORMATION AGREEMENT

I understand that, in the course of my employment with Guident Corp. (the “Company”), I may obtain or develop confidential or proprietary information relating to present or future business operations of the Company, its affiliated partnerships and other entities, or their respective directors, officers, employees, partners, members, managers, shareholders, investors, investments, current or prospective portfolio companies, affiliated entities, contractors, vendors, or agents (collectively, “Affiliated Parties”), the value of which may be destroyed or seriously diminished by unauthorized use or disclosure. I therefore agree to the following Employee Proprietary Information Agreement (the “Agreement”) as a condition of my employment with the Company and the continuation of that employment, and as a condition of my access to the Company’s Proprietary Information (as defined herein).

1.	MAINTAINING PROPRIETARY INFORMATION.

(a) Proprietary Information. I agree, at all times during my employment relationship with the Company and thereafter, not to use or disclose to any person or entity, except for the benefit of the Company within the authorized scope of my employment, without the written authorization of a duly authorized manager of the Company, any trade secrets, confidential information or data, or other proprietary information or materials of the Company (collectively, “Proprietary Information”) that I may in any way obtain or develop by reason of, or in connection with, my employment by the Company, except as required by law. For example, and without limiting the foregoing restriction, I will not use any Proprietary Information on behalf of, or disclose any such information to, any subsequent employer. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me, and I am free to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. I acknowledge that Proprietary Information may include, but is not limited to, the following examples: (i) information with regard to the Company’s or its Affiliated Parties’ business methods, operations, investment holdings, investment and research activities, current or prospective investments, agreements, plans, analyses, strategies, proposals, finances, business contacts, technical data, and personnel (including their skills, expertise and compensation terms); (ii) information with respect to any actual or potential investments or transactions of the Company or its Affiliated Parties, including but not limited to analyses of such investments or transactions, investment performance data, and investment or investor lists and reports; (iii) all databases, computer programs or enhancements to computer programs developed, modified, or maintained by the Company or its Affiliated Parties; and (iv) all information or materials obtained or developed by me in the course of my employment with the Company which is not publicly available. Any doubts as to the status of a particular document or piece of information should be resolved in favor of treating the information as Proprietary Information. I acknowledge that all Proprietary Information, Inventions (defined below), and associated information relating to the business of the Company, whether or not confidential, are the sole and exclusive property of the Company. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b) Third Party Information. I recognize that the Company has received and in the future will receive Proprietary Information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information, and in some cases to use it only for certain limited purposes (“Third Party Information”). I agree that I owe both the Company and such third parties, both during the term of my employment with the Company and thereafter, a duty to hold all Third Party Information in the strictest confidence and not to use or disclose it except in a manner consistent with the Company’s agreement with the third party, unless expressly authorized to do otherwise by a duly authorized agent of the third party or a Manager of the Company.

(c) Information from Former Employers. I agree to perform my duties for the Company without breaching any lawful agreement with any former employer or other third party, including but not limited to any agreement to refrain from unauthorized use or disclosure of information obtained or developed by me prior to my employment with the Company.

2.	INVENTIONS.

(a) Inventions of the Company. I agree that all inventions, improvements, original works of authorship, formulas, processes, computer programs, databases, trade secrets, and work product (“Inventions”) that (a) I alone or jointly with others develop using any confidential or proprietary information or trade secrets of the Company; (b) result from work performed by me for the Company; or (c) relate to the actual or reasonably anticipated future business of the Company, will be the sole and exclusive property of, and are hereby irrevocably and exclusively assigned to, the Company.

(b) Inventions Developed independently. I understand that Section “2(a)” above does not apply to Inventions I develop entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by me for the Company.

(c) Disclosure of Prior Inventions. I will promptly and fully disclose in writing to the Company all Inventions, whether or not I believe the Invention qualifies fully as my property. I further agree to assist in every proper way and to execute those documents and take such acts as are reasonably requested by the Company to obtain, sustain and from time to time enforce patents, copyrights and other rights and protections relating to Inventions in the United States and any other country. Additionally, I will promptly disclose to the Company, in sufficient specificity in writing, any Invention related to the current or reasonably anticipated business of the Company in existence prior to my engagement as an employee of the Company and for which I believe that I have an ownership interest (collectively “Prior Inventions”) alone or jointly with others, and that I wish to have excluded from the inventions assignment provisions of this Agreement. I agree that I will not incorporate any Prior Inventions in any Inventions or work product without the Company’s prior written consent; and if I should do so, I am thereby granting the Company, with respect to such Prior Invention, a non-exclusive, perpetual, royalty-free, irrevocable and worldwide license, with right to sublicense, reproduce, make derivative works and publicly display or sell in any form or medium.

3.	RETURN OF COMPANY PROPERTY.

I understand that all Proprietary Information, Inventions, Company equipment, documents, correspondence and other materials obtained, produced, received, created or developed in the course of my employment with the Company, including, but not limited to, Third Party Information, is the Company’s sole property (“Company Property”). When my employment with the Company ends, or earlier whenever demanded by the Company, I will deliver to the Company (and will not keep in my possession, recreate in whole or in part, reproduce, copy or deliver to anyone else) all Company Property in my possession or control, including but not limited to: any and all Inventions, materials, devices, records, data, notes, notebooks, reports, compilations of data, agreements, proposals, plans, business plans, analyses, studies, lists, files, memoranda, correspondence, specifications, drawings, blueprints, sketches, charts, graphs, software, computer-recorded information, equipment (e.g., computer devices, cellular telephones, personal data assistants, facsimile machines), keys, entry cards, identification badges, business cards, and other documents or property, and any embodiment of Proprietary Information of the Company or its Affiliated Parties in any form, together with all copies or reproductions thereof (in whole or in part, and in whatever medium recorded). I also agree to make a diligent search at that time to locate all Company Property wherever it may be located or stored (including but not limited to information stored on any personally owned computer or other electronic device, which information shall be returned to the Company and permanently deleted from such device without retaining any reproduction).

4.	NONSOLICITATION, NONDISPARAGEMENT.

(a) Nonsolicitation of Employee and Contractors. I agree that during the period of my employment with the Company and for one (1) year after the date my employment terminates for any reason (the “Restricted Period”), I will not, either directly or through others, solicit, recruit, or attempt to solicit or recruit, or otherwise induce or encourage any employee, independent contractor, or consultant of the Company or any Affiliated Party to terminate his or her relationship with the Company or other Affiliated Party in order to become an employee, consultant or independent contractor to or for any other person or entity.

(b) Nonsolicitation of Customers and Marketing Partners. I further agree and covenant that, during my employment with the Company, and during the Restricted Period, regardless of the reason my employment is terminated, I agree and covenant not to directly or indirectly, solicit, induce, or attempt to solicit or induce any customer of the Company or any person or entity from which the Company receives a participation fee when the Company’s customers purchase its products, with whom I have communicated directly in the last year of my employment with the Company, to cease doing business with the Company or to do business with any other person, business, or entity that provides services competitive with those of the Company.

(c) Nondisparagement. I further agree and covenant that I will not, at any time, make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging statements concerning the Company or its businesses, or any of its employees, officers, or existing and prospective customers, suppliers, or investors. I understand that this section is not intended to, and does not, impede me from making reports or complaints to any public agency or complying with any applicable law, regulation, or order.

5.	NO PRIVACY RIGHTS IN COMPANY’S SYSTEMS.

I acknowledge that the Company has a critical business interest in maintaining complete control and access to its various electronic databases and systems, including but not limited to its computer and voicemail networks and systems (collectively, the “Systems”). In view of this interest, I understand that I will have no right to privacy as to my use of the Systems or to any information, including personal information that I store, transmit, receive or otherwise cause to become a part of the Systems. Further, the Company shall be entitled (in the exercise of its sole discretion) to access, review, disclose, delete, intercept, copy, erase or destroy any and all information or materials on its Systems, including any information or materials that I may store, transmit, receive, copy, or cause to become a part of the Systems, with or without further notice to me, and with or without my permission or knowledge.

6.	NO CONFLICTS.

During my employment with the Company, I will not enter into any agreement that conflicts with my obligations under this Agreement or other obligations I may have to the Company as an employee or otherwise. I further agree that, during my employment with the Company, I will not engage in any employment or other business activity competitive with the current or reasonably anticipated business of the Company, nor will I assist any person or entity in competing or preparing to compete with the Company.

7.	NOTIFICATION OF SUBSEQUENT EMPLOYER.

I agree that the Company may, in its discretion, communicate my obligations under this Agreement (and provide a copy of this Agreement) to any future employer, prospective employer, business associate or prospective business associate of mine.

8.	GENERAL.

This Agreement shall be effective as of the first date of my employment with the Company (including any Company predecessors), even if signed after commencement of my employment. It is the final, complete, and exclusive embodiment of the agreement of the parties with respect to the subject matter hereof, and supersedes all prior representations or communications, oral or written. No modification of or amendment to this Agreement will be effective unless in a writing signed by me and a duly authorized Manager or officer of the Company; and no waiver of any rights under this Agreement will be effective unless in a writing signed by the waiving party. I acknowledge and agree that this Agreement in no way alters my at-will employment relationship with the Company and that both I and the Company retain the right to terminate my employment at any time, with or without cause, and with or without advance notice. I acknowledge and agree that any material breach of this Agreement may cause the Company irreparable harm, any remedy at law for such breach or threatened breach may be inadequate, and the Company shall be entitled to seek injunctive relief (without having to post a bond) in the event of such breach or threatened breach, in addition to any other available rights and remedies. I further agree that if any provision of this Agreement is held invalid or unenforceable in any respect in any jurisdiction, then no other provision shall be affected thereby, and the invalid and unenforceable provision shall be modified so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. Any ambiguities in this Agreement shall not be construed against either party as the drafter. This Agreement will be governed by and construed according to the laws of the State of New York, without reference to conflict of laws principles.

I have read this Agreement carefully, and I understand and agree to its terms:

/s/ Harald Braun
Signature

Date:	May 01, 2025	Printed Name:	Harald Braun

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